ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in United States dollars)

June 30, 2008

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

(Expressed in United States dollars)

	June 30, 2008 (Unaudited)	December 31, 2007
ASSETS
Current
Cash and cash equivalents	$61,904,968	$67,106,113
Receivables	830,364	615,826
Prepaid expenses	331,100	475,074
Total current assets	63,066,432	68,197,013
Investments (Note 4)	2,462,839	3,032,751
Equipment (Note 5)	790,520	841,819
Total assets	$66,319,791	$72,071,583
LIABILITIES AND STOCKHOLDERS' EQUITY
Current
Accounts payable and accrued liabilities	$308,982	$603,623
Commitments (Note 12)
Stockholders' equity
Common stock, no par value, unlimited number authorized, (Note 7)	111,259,785	110,492,309
94,047,841 (December 31, 2007 - 93,572,841) issued and outstanding
Additional paid-in capital	12,625,783	10,691,873
Accumulated other comprehensive income:
Foreign currency cumulative translation adjustment	2,982,488	5,072,288
Accumulated deficit during the exploration stage	(60,857,247)	(54,788,510)
Total stockholders' equity	66,010,809	71,467,960
Total liabilities and stockholders' equity	$66,319,791	$72,071,583

Nature of operations (Note 2)

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(Expressed in United States dollars)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007	Inception (July 19,1995) -June 30, 2008

EXPENSES
Audit and accounting	$ 23,853	$ 11,778	$ 84,051	$ 18,619	$ 465,333
Consulting fees (Note 7)	101,744	466,174	184,411	497,229	2,464,003
Depreciation	50,028	46,311	103,375	102,692	677,634
Write-down of equipment	72,671	-	72,671	-	72,671
Escrow shares compensation	-	-	-	-	1,790,959
Foreign exchange (gain) loss	1,514	(15,985)	9,878	(4,832)	175,839
Legal (Note 7)	78,577	103,022	195,874	138,648	1,613,705
Loss on settlement of debt	-	-	-	-	5,252
Management fees (Notes 7 and 8)	1,450,500	919,496	1,512,527	931,268	5,384,109
Mineral property interests	2,112,848	2,783,829	3,115,178	3,293,745	37,738,031
(Notes 6 and 7)
Office and administration (Note 7)	488,938	719,490	921,006	1,027,938	6,715,039
Regulatory and transfer agent fees	(5,889)	63,039	80,072	116,679	764,734
Shareholder communications and
investor relations (Note 7)	212,723	161,545	364,204	385,795	3,898,005
Travel	39,594	137,644	149,059	204,880	1,092,110
Loss from operations	(4,627,101)	(5,396,343)	(6,792,306)	(6,712,661)	(62,857,424)
Interest income	537,010	138,175	1,213,192	277,857	3,488,171
Fair value adjustment of asset
backed commercial paper
(Note 4)	-	-	(489,623)	-	(1,487,994)
Net loss	$ (4,090,091)	$ (5,258,168)	$ (6,068,737)	$ (6,434,804)	$ (60,857,247)

Comprehensive loss:
Net Loss	$ (4,090,091)	$ (5,258,168)	$ (6,068,737)	$ (6,434,804)	$ (60,857,247)
Foreign currency translation adjustment	635,057	1,096,747	(2,089,800)	1,244,153	2,982,488

Comprehensive loss	$ (3,455,034)	$ (4,161,421)	$ (8,158,537)	$ (5,190,651)	$ (57,874,759)

Basic and diluted loss per share	$ (0.04)	$ (0.07)	$ (0.06)	$ (0.09)

Weighted average number of shares outstanding	94,047,841	71,148,167	93,929,747	71,017,615

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Unaudited)

(Expressed in United States dollars)

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit During the Exploration Stage	Total Stockholders’ Equity
Balance, December 31, 2006	70,858,093	$ 7,294,292	$ 9,281,914	$ 1,532,753	$ (42,955,094)	$ 15,153,865
Shares issued:
Private placement	14,428,640	43,826,994	-	-	-	43,826,994
Mineral property interests (Note 6)	15,000	33,976	-	-	-	33,976
Exercise of warrants	7,542,408	20,392,043	-	-	-	20,392,043
Exercise of stock options	728,700	926,364	(322,880)	-	-	603,484
Share issue costs	-	(1,981,360)	-	-	-	(1,981,360)
Stock-based compensation	-	-	1,732,839	-	-	1,732,839
Foreign currency translation adjustment	-	-	-	3,539,535	-	3,539,535
Net loss	-	-	-	-	(11,833,416)	(11,833,416)
Balance, December 31, 2007	93,572,841	110,492,309	10,691,873	5,072,288	(54,788,510)	71,467,960
Shares issued:
Exercise of stock options	465,000	754,596	(232,779)	-	-	521,817
Mineral property interests (Note 6)	10,000	20,066	-	-	-	20,066
Share issue costs	-	(7,186)	-		-	(7,186)
Stock-based compensation	-	-	49,868	-	-	49,868
Foreign currency translation adjustment	-	-	-	(2,724,857)	-	(2,724,857)
Net loss	-	-	-	-	(1,978,646)	(1,978,646)
Balance, March 31, 2008	94,047,841	111,259,785	10,508,962	2,347,431	(56,767,156)	67,349,022

Stock based compensation	-	-	2,116,821	-	-	2,116,821
Foreign currency translation adjustment	-	-	-	635,057	-	635,057
Net loss	-	-	-	-	(4,090,091)	(4,090,091)
Balance, June 30, 2008	94,047,841	$ 111,259,785	$ 12,625,783	$ 2,982,488	$ (60,857,247)	$ 66,010,809

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Expressed in United States dollars)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2008	Inception (July 19, 1995) - June 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (4,090,091)	$ (5,258,168)	$ (6,068,737)	$ (6,434,804)	$ (60,857,247)
Items not affecting cash:
Depreciation	50,028	46,311	103,375	102,692	677,634
Stock-based compensation (Note 7)	2,116,821	1,858,926	2,166,689	1,911,925	11,967,530
Fair value adjustment of asset backed commercial paper (Note 4)	-	-	489,623	-	1,487,994
Write-down of equipment	72,671	-	72,671	-	72,671
Escrow shares compensation	-	-	-	-	2,001,832
Loss on settlement of debt	-	-	-	-	5,252
Finder’s fee and membership paid in stock	-	-	-	-	44,697
Mineral property interest paid in stock and warrants	-	-	20,066	-	3,989,308
Changes in assets and liabilities:
Receivables	(162,183)	146,655	(236,643)	34,818	(769,387)
Prepaid expenses	125,803	(278,278)	131,790	(588,736)	(285,480)
Accounts payable and accrual liabilities	(200,707)	871,817	(280,917)	733,013	268,089
Net cash used in operating activities	(2,087,658)	(2,612,737)	(3,602,083)	(4,241,092)	(41,397,107)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from issuance of capital stock	-	20,446,658	521,817	20,485,138	109,377,031
Share issue costs	-	-	(7,186)	-	(3,545,920)
Purchase of asset backed commercial paper (Note 4)	-	-	-	-	(4,031,122)
Net cash provided by financing activities	-	20,446,658	514,631	20,485,138	101,799,989

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of equipment	(66,332)	(5,872)	(159,971)	(64,647)	(1,446,790)
Net cash used in investing activities	(66,332)	(5,872)	(159,971)	(64,647)	(1,446,790)
Effect of foreign currency translation on cash and cash equivalents	619,094	1,034,148	(1,953,723)	1,172,963	2,948,875
Change in cash and cash equivalents during the period	(1,534,896)	18,862,197	(5,201,146)	17,352,362	61,904,967
Cash and cash equivalents, beginning of period	63,439,864	12,748,587	67,106,113	14,258,422	-
Cash and cash equivalents, end of period	61,904,968	31,610,784	61,904,967	31,610,784	61,904,967
Cash paid for interest during the period	$ -	$ -	$ -
Cash paid for income taxes during the period	$ -	$ -	$ -

Supplemental disclosure with respect to cash flows (Note 11)

The accompanying notes are an integral part of these consolidated financial statements.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(Unaudited)

(Expressed in United States dollars)

1.           BASIS OF PRESENTATION

The interim period financial statements have been prepared by the Company in conformity with generally accepted accounting principles in the United States of America. The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of annual financial statements, and in the opinion of management these financial statements contain all adjustments necessary (consisting of normally recurring adjustments) to present fairly the financial information contained therein. Certain information and footnote disclosure normally included in the financial statements prepared in conformity with generally accepted accounting principles in the United States of America have been condensed or omitted. These interim period statements should be read together with the most recent audited financial statements and the accompanying notes for the year ended December 31, 2007. The results of operations for the six months ended June 30, 2008 are not necessarily indicative of the results to be expected for the year ending December 31, 2008.

Certain of the comparable figures have been reclassified to conform with the presentation in the current quarter.

The Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”), effective January 1, 2008. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The adoption of SFAS No. 157 had no effect on the Company’s consolidated financial statements.

2.           NATURE OF OPERATIONS

The Company was incorporated under the laws of the Province of British Columbia and continued under the laws of the Yukon Territory. On May 27, 2005, the Company changed the governing jurisdiction from the Yukon Territory to British Columbia by continuing into British Columbia under the British Columbia Business Corporation Act. The Company’s principal business activity is the exploration of mineral property interests. To date, the Company has not generated significant revenues from its operations and is considered to be in the exploration stage.

All amounts are expressed in United States dollars, except for certain per share amounts denoted in Canadian dollars ("C$").

3.           SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements follow the same significant accounting principles as those outlined in the notes to the audited consolidated financial statements for the year ended December 31, 2007.

The Company adopted SFAS No. 157, Fair Value Measurements, on January 1, 2008. SFAS No. 157 applies to all financial instruments being measured and reported on a fair value basis.  In February 2008, the FASB issued a staff position that delays the effective date of SFAS 157 for all non-financial assets and liabilities except for those recognized or disclosed at least annually.  Therefore, the Company has adopted the provision of FAS 157 with respect to its financial assets and liabilities only.

SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS No. 157 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(Unaudited)

(Expressed in United States dollars)

3.           SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Level 1 — Quoted prices that are available in active markets for identical assets or liabilities. The types of financial instruments included in Level 1 are marketable equity available for sale securities that are traded in an active exchange market.

Level 2 — Pricing inputs other than quoted prices in active markets, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Instruments included in this category are warrants and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 includes assets and liabilities whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. At June 30, 2008, the Company had one Level 3 financial instrument with a fair value of $2,462,839. (Note 4)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Beginning Balance	$ 3,032,751
Total unrealized losses	(489,623)
Total foreign exchange (loss)	(80,289)
Ending Balance, June 30, 2008	2,462,839

Effective January 1, 2008, the Company adopted FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, The Company did not elect to adopt the fair value option under this statement.

4.           INVESTMENTS

At June 30, 2008, the Company’s had C$4,015,709 invested in Asset Backed Commercial Paper (“ABCP”) initially rated R1-High by the Dominion Bond Rating Service. ABCP is a short-term debt security issued by special purpose vehicles (“conduits”). The term of ABCP ranges from one to 364 days and repayment of maturing ABCP is dependent on the cash generated by the conduits’ underlying assets as well as the ability of the conduits to issue new ABCP.

The underlying assets supporting the ABCP range from traditional financial assets, such as auto loans and leases, to synthetic leveraged collateralized debt obligations (“CDO’s”).  In mid-August 2007 a number of sponsors of non-bank managed ABCP, including those with which the Company had invested, announced that they could not issue ABCP due to unfavourable conditions in the Canadian capital markets. As a result, maturing ABCP was not redeemed.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(Unaudited)

(Expressed in United States dollars)

4.           INVESTMENTS (cont’d…)

From August 16, 2007 to March 17, 2008, the non-bank ABCP market remained the subject of an agreement signed on August 16, 2007 amongst a number of affected parties. This agreement, referred to as the “Montreal Accord”, contemplated a restructuring of ABCP with the expressed intention of replacing the investments with long-term floating rate notes that have characteristics more closely related to the underlying assets.   In September 2007, a Pan-Canadian Investor Committee (“the Committee”) was established and charged with implementing the Montreal Accord.  The Company is not a signatory to the Montreal Accord or a member of the Committee. However, it has been monitoring the Committee’s progress directly and through its advisors.

On March 17, 2008 the conduits filed for creditor protection under the Companies’ Creditors Arrangement Act (CCAA) and immediately filed a proposed restructuring plan (“the Plan”) that implements the Montreal Accord.  On April 25, 2008, Investors voted in favour of the Plan, and it was sanctioned by the court on June 5, 2008.  Subsequent appeals of the sanction order were brought before the Ontario Court of Appeal in June 2008 and the Court of Appeal has yet to issue a ruling on the various appeals.  If the appeals are successful, the immediate effect will be to overturn the sanction order and essentially disallow the contemplated restructuring.  However, the Company expects that such an outcome may result in further appeals to the Supreme Court of Canada to reinstate the sanction order.

While there can be no certainty at this point of a successful completion of this restructuring, the Company believes that a successful restructuring is likely and has assumed in the valuation of its holdings that the restructuring will indeed be complete by October 1, 2008.  If the restructuring fails, the value of the Company’s holdings is likely to materially different from the figure presented herein.

Currently, there is no active market for the ABCP the Company holds and no liquidity is anticipated until the Plan is implemented at which time the Company expects a secondary trading market to develop.  Accordingly, we continue to classify these investments as long-term assets until such time as the underlying investments can be readily sold.

Under the Plan, existing ABCP will be exchanged for several classes of new long term floating rate notes.  Based on information currently available from the Committee the notes we will receive under the plan will be as follows:

Issuer	Class	Expected Credit Rating	Par Amount (C$)
Master Asset Vehicle 2	A1	AA	$ 822,417
Master Asset Vehicle 2	A2	AA	2,621,455
Master Asset Vehicle 2	B	none	451,366
Master Asset Vehicle 2	C	none	120,471
Total			$ 4,015,709

At June 30, 2008 the fair value of the Company’s financial instrument, which is measured on a recurring basis was C$2,493,852. This instrument is valued based on Level 3 inputs (Note 3).

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(Unaudited)

(Expressed in United States dollars)

4.           INVESTMENTS (cont’d…)

Management has estimated as at June 30, 2008 the fair value adjustment on ABCP held by using a probability-weighted cash flow approach. To accomplish this, we modeled the key characteristics of the new notes (“Restructured Notes”) based upon details provided in the Information Statement and JP Morgan Report issued by the Committee on March 20, 2008.  Where these materials lacked sufficient detail, Management developed estimates with the assistance of an external financial advisor.

The Company then arrived at a value for the Restructured Notes by estimating the yield that a prospective purchaser would require in order to purchase the notes.  The resulting valuation is the one that provides the required yield to prospective investors and is estimated to be function of credit quality, prevailing interest rates, the potential for future margin calls, the potential lack of liquidity in the market, and the complexity of the instruments.  Depending on the class of note, our estimates of required yield ranged from 7.30% to 29.3%.

We have not included an estimate of the Committee’s restructuring costs, which have been advised as being immaterial, nor have we included any interest income on our investments since their acquisition dates of August, 2007.

The assumptions which have the most significant impact on our estimates of fair value and impairment include: whether or not the restructuring is successful and the yield required by prospective investors.  In the event the restructuring is unsuccessful, recoverable values could be materially different from the estimated value presented here. With regard to the yield requirement, we have done a sensitivity analysis on that assumption with yielded a range of potential valuations between $2.3 million and $2.7 million.

Based on this fair value methodology, we recorded an estimated fair value charge of $489,623 in the quarter ended March 31, 2008 and no further fair value adjustment for the quarter ended June 30, 2008. While we believe that we have utilized an appropriate methodology to estimate fair value, given the current state and ongoing volatility of global credit markets there can be no assurance that management’s estimate of potential recovery as at March 31, 2008 is accurate.  Subsequent adjustments, either materially higher or lower, may be required in future reporting periods.  Management will continue to seek all avenues to recover the maximum value from the original investments and interest due.

5.           EQUIPMENT

	Cost	June 30, 2008 Accumulated Depreciation	Net Book Value	Cost	December 31, 2007 Accumulated Depreciation	Net Book Value
Office equipment	$ 129,904	$ 67,810	$ 62,094	$ 137,875	$ 47,622	$ 90,253
Computer equipment	397,743	246,420	151,323	492,523	374,389	118,134
Field equipment	477,663	141,327	336,336	417,524	54,133	363,391
Buildings	419,636	178,869	240,767	447,423	177,382	270,041
	$ 1,424,946	$ 634,426	$ 790,520	$ 1,495,345	$ 653,526	$ 841,819

At June 30, 2008, the Company carried out a review of all equipment and determined that a write down of $72,671 on equipment with an original book value of $173,337 was required to reflect damage and obsolescence.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(Unaudited)

(Expressed in United States dollars)

6.           MINERAL PROPERTY INTERESTS

Title to mineral property interests involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristic of many mineral property interests.  The Company has investigated title to its mineral property interests and, to the best of its knowledge, title to the mineral property interests are in good standing. A portion of the Shivee Tolgoi license and the Javhlant license are subject to the joint venture with Ivanhoe Mines.

Lookout Hill

Each of our exploration licences was granted by the Mineral Resources and Petroleum Authority of Mongolia, issued initially for a three-year term with a right of renewal for two more years, and a further right of renewal for two years, making a total of seven years.  Mongolian Mineral Law was amended in July 2006. Consequently, our licences were extended with final expiry in March and April 2010, unless previously converted to mining licences.

Two of the three licences that comprise Lookout Hill were issued April 3, 2001 and expire in April 2010. The third Lookout Hill licence was issued on March 30, 2001, and expires in March 2010.

Mongolian exploration licences are maintained in good standing by payment to the Mineral Resources and Petroleum Authority of Mongolia of set annual fees escalating from $0.05 to $1.50 per hectare over the course of the mineral tenure. The total estimated annual fees in order to maintain the licences in good standing is approximately $280,000.

The Company entered into an arm’s-length Equity Participation and Earn-In Agreement (the “Earn-In Agreement”) in October 2004 with Ivanhoe Mines Ltd.  This agreement was subsequently assigned to a subsidiary of Ivanhoe Mines Ltd., Ivanhoe Mines Mongolia Inc. XXK, (collectively, “Ivanhoe Mines”).  The Earn-in Agreement provided that Ivanhoe Mines would have the right, subject to certain conditions outlined in the Earn-in Agreement, to earn a participating interest in a mineral exploration and, if warranted, development and mining project on a portion of the Lookout Hill property (the “Project Property”).

As of June 30, 2008, Ivanhoe Mines had expended a total of $35 million on exploration on the Project Property and in accordance with the Earn-In Agreement, Entrée and Ivanhoe Mines formed a joint venture on terms annexed to the Earn-In Agreement.

Manlai

The Manlai licence was issued March 9, 2001 and renewed in March, 2006 to March 2008.  Subsequent to December 31, 2007 and pursuant to Mongolian Minerals Law, we extended our licences for final expiry in March 2010, unless converted before this date to a mining licence.  The total estimated annual fees in order to maintain the licence in good standing is approximately $10,000.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(Unaudited)

(Expressed in United States dollars)

6.           MINERAL PROPERTY INTERESTS (cont’d…)

Sol Dos

In May 2006, the Company secured an option to acquire the Sol Dos copper prospect, located in the prolific Safford district, of south-east Arizona.  In February 2008, the Company chose to discontinue earning-in on this prospect due to the lack of favourable results and terminated this agreement.

Bisbee

In January 2008, the Company entered into a second agreement with Empirical whereby the Company has the option to acquire an 80% interest in any of the properties by incurring exploration expenditures totaling a minimum of $1.9 million and issuing 150,000 shares within 5 years of the anniversary of TSX acceptance of the agreement (Feb 13, 2008).  If the Company exercises its option, Empirical may elect within 90 days to retain a 20% participating interest or convert to a 2% NSR royalty, half of which may be purchased for $2 million.

Huaixi

In November 2007, the Company entered into an agreement with the Zhejiang No. 11 Geological Brigade to explore for copper within three prospective contiguous exploration licences in Pingyang County, Zhejiang Province, People’s Republic of China.

The Company has agreed to spend $3 million to fund exploration activities on the licences over a four year period in order to earn 78% interest with Zhejiang No. 11 Geological Brigade holding a 22% interest.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(Unaudited)

(Expressed in United States dollars)

6.           MINERAL PROPERTY INTERESTS (cont’d…)

Mineral property interest costs incurred by region are summarized as follows:

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007	Inception (July 19,1995) – June 30, 2008
MONGOLIA
Lookout Hill:
Property payments & claim maintenance	$ 67,344	$ 67,844	$ 131,551	$ 133,190	$ 10,701,842
Assaying, testing and analysis	1,256	168,664	11,028	187,064	1,390,742
Camp and field supplies	187,100	344,127	230,590	392,949	4,029,262
Drilling	-	536,453	-	536,453	5,764,936
Geological and geophysical	563,700	365,448	679,243	513,497	6,589,125
Travel and accommodation	74,934	57,185	82,851	90,609	904,483
Project administration	205,018	-	284,801	-	284,801
	1,099,352	1,539,721	1,420,064	1,853,762	29,665,191
Manlai:
Property payments & claim maintenance	2,582	2,617	5,062	5,097	38,049
Assaying, testing and analysis	-	39,993	-	39,993	218,898
Camp and field supplies	1,817	146,001	4,195	160,807	1,242,551
Drilling	-	218,556	-	218,556	1,369,785
Geological and geophysical	435	75,159	435	129,415	1,294,178
Travel and accommodation	-	3,745	-	10,704	94,890
	4,834	486,071	9,692	564,572	4,258,351
USA
Sol Dos:
Property payments & claim maintenance	-	36,532	-	50,252	84,971
Assaying, testing and analysis	-	18,460	-	18,460	33,751
Camp and field supplies	-	14,915	-	30,444	85,137
Drilling	-	516,607	-	516,607	663,840
Geological and geophysical	843	95,101	843	131,809	262,971
Travel and accommodation	-	21,098	-	34,534	60,541
	843	702,713	843	782,106	1,191,211
Empirical:
Property payments & claim maintenance	111,967	-	307,729	-	368,616
Assaying, testing and analysis	42,558	-	58,769	-	59,040
Camp and field supplies	23,867	-	59,003	-	77,361
Geological and geophysical	475,716	-	652,444	-	672,161
Travel and accommodation	44,727	-	92,782	-	97,510
	698,835	-	1,170,727	-	1,274,688

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(Unaudited)

(Expressed in United States dollars)

6.           MINERAL PROPERTY INTERESTS (cont’d…)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007	Inception (July 19,1995) -June 30, 2008
USA (cont'd…)
Bisbee:
Property payments & claim maintenance	73,381	-	128,225	-	128,225
Camp and field supplies	788	-	1,104	-	1,104
Geological and geophysical	24,551	-	37,745	-	37,745
Travel and accommodation	693	-	1,299	-	1,299
	99,413	-	168,373	-	168,373
CHINA
Huaixi:
Assaying, testing and analysis	1,854	-	1,854	-	1,854
Camp and field supplies	2,513	-	2,513	-	2,513
Geological and geophysical	24,141	-	49,843	-	49,843
Travel and accommodation	10,065	-	11,476	-	11,476
Project administration	64,818		124,041		124,041
	103,391	-	189,727	-	189,727

OTHER	106,180	55,324	155,752	93,305	990,490

Total Mineral Properties Interests	$ 2,112,848	$ 2,783,829	$ 3,115,178	$ 3,293,745	$ 37,738,031

7.           COMMON STOCK

Share issuances

In February 2008, the Company issued 10,000 shares at a fair value of $20,066 to Empirical Discovery LLC pursuant to the July 2007 mineral property option agreement to explore for and develop certain mineral targets in southeastern Arizona and adjoining southwestern New Mexico. (Note 6).

During the quarter ended March 31, 2008, the Company issued 465,000 common shares for cash proceeds of $521,817 on the exercise of stock options. The fair value recorded when the options were granted of $232,779 has been transferred from additional paid–in capital to common stock on the exercise of the options.

The Company did not issue any shares during quarter ended June 30, 2008.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(Unaudited)

(Expressed in United States dollars)

7.           COMMON STOCK (cont’d…)

Stock options

The Company has adopted a stock option plan (the "Plan") to grant options to directors, officers, employees and consultants.  Under the Plan, as amended in May 2008, the Company may grant options to acquire up to 12,200,000 common shares of the Company.  Options granted can have a term up to ten years and an exercise price typically not less than the Company's closing stock price at the date of grant.

Effective with the adoption of SFAS No.123R on August 1, 2006, the Company uses the Black-Scholes option pricing model to determine the fair value of stock options granted. In accordance with SFAS No. 123R for employees, the compensation expense is amortized on a straight-line basis over the requisite service period which approximates the vesting period. Compensation expense for stock options granted to non-employees is amortized over the contract services period or, if none exists, from the date of grant until the options vest. Compensation associated with unvested options granted to non-employees is re-measured on each balance sheet date using the Black-Scholes option pricing model.

The Company uses historical data to estimate option exercise, forfeiture and employee termination within the valuation model. For non-employees, the expected term of the options approximates the full term of the options. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company has not paid and does not anticipate paying dividends on its common stock; therefore, the expected dividend yield is assumed to be zero. In addition, SFAS No. 123R requires companies to utilize an estimated forfeiture rate when calculating the expense for the reporting period. Based on the best estimate, management applied the estimated forfeiture rate of Nil in determining the expense recorded in the accompanying Statements of Operations.

Stock option transactions are summarized as follows:

	Number of Shares	Number of Shares	Weighted Average Exercise Price (C$)
Balance at December 31, 2007	9,249,800	9,249,800	1.53
Granted	5,000	5,000	2.58
Exercised	(465,000)	(465,000)	1.12
Expired	(50,000)	(50,000)	0.60
Balance at March 31, 2008	8,739,800	8,739,800	1.56
Granted	1,547,500	1,547,500	2.00
Balance at June 30, 2008		10,287,300	1.62

The weighted average fair value per stock option granted during the six months ended June 30, 2008 was C$1.36 (June 30, 2007 - C$1.39).  The number of stock options exercisable at June 30, 2008 was 10,070,633.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(Unaudited)

(Expressed in United States dollars)

7.           COMMON STOCK (cont'd…)

Stock options (cont'd…)

At June 30, 2008, the following stock options were outstanding:

Number of Shares	Exercise Price (C$)	Aggregate Intrinsic Value Closing Price	Expiry Date	Number of Options Exercisable	Aggregate Intrinsic Value Closing Price
20,000	1.32	13,000	July 10, 2008	20,000	13,000
645,000	1.00	625,650	September 18, 2008	645,000	625,650
175,000	2.32	-	November 13, 2008	175,000	-
530,000	1.24	386,900	February 11, 2009	530,000	386,900
30,000	2.57	-	August 24, 2009	30,000	-
100,000	3.10	-	November 1, 2009	50,000	-
1,385,000	1.15	1,135,700	November 12, 2009	1,385,000	1,135,700
600,000	1.25	432,000	December 17, 2009	600,000	432,000
400,000	1.28	276,000	January 7, 2010	400,000	276,000
75,000	1.19	58,500	March 3, 2010	75,000	58,500
20,000	2.00	-	April 3, 2010	20,000	-
63,000	1.48	30,870	May 24, 2010	63,000	30,870
2,180,000	1.75	479,600	June 9, 2010	2,180,000	479,600
25,000	1.66	7,750	August 25, 2010	25,000	7,750
20,000	1.85	2,400	September 28, 2010	20,000	2,400
125,000	1.80	21,250	January 23, 2011	125,000	21,250
100,000	2.20	-	February 8, 2011	100,000	-
20,000	2.34	-	March 28, 2011	20,000	-
949,300	1.32	617,045	July 10, 2011	949,300	617,045
10,000	1.77	2,000	December 11, 2011	10,000	2,000
50,000	1.77	10,000	January 22, 2012	50,000	10,000
228,000	2.16	-	April 5, 2012	228,000	-
500,000	2.06	-	May 16, 2012	333,333	-
504,500	2.30	-	May 31, 2012	504,500	-
5,000	2.58	-	January 9, 2013	5,000	-
1,515,000	2.00	-	April 3, 2013	1,515,000	-
12,500	1.55	5,250	May 21, 2013	12,500	5,250
10,287,300		4,103,915		10,070,633	4,103,915

The aggregate intrinsic value in the preceding table represents the total intrinsic value, based on the Company’s closing stock price of C$1.97 per share as of June 30, 2008, which would have been received by the option holders had all options holders exercised their options as of that date. The total number of in-the-money options vested and exercisable as of June 30, 2007 was 7,089,800 and the weight average exercise price was $1.39. The total intrinsic value of options exercised during the six months ended June 30, 2008 was $599,200.

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(Unaudited)

(Expressed in United States dollars)

7.           COMMON STOCK (cont'd…)

Stock options (cont'd…)

The following table summarizes information regarding the non-vested stock purchase options outstanding as of June 30, 2008.

	Number of Options	Weight Average Grant-Date Fair Value
Non-vested options at December 31, 2007	433,333	1.43
Granted	-	-
Vested	(216,666)	1.43
Cancellation/forfeited	-	-
Non-vested options at June 30, 2008	216,667	1.43

Stock-based compensation

The fair value of stock options granted during the six months ended June 30, 2008 was $2,097,374 (June 30, 2007 - $1,911,925) which is being recognized over the options vesting periods.  The stock-based compensation recognized during the six months ended June 30, 2008 was $2,166,689 (June 30, 2007 – $1,911,925) which has been recorded in the consolidated statements of operations as follows with corresponding additional paid-in capital recorded in stockholders' equity:

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007	Cumulative to June 30, 2008

Consulting fees	$ 33,894	$ 434,440	$ 33,894	$ 434,440	$ 1,828,456
Legal	-	37,175	-	37,175	287,931
Management fees	1,430,679	903,288	1,472,221	903,288	4,959,152
Mineral property interests	452,303	122,679	452,303	175,678	2,171,135
Office and administration	176,249	353,909	185,235	353,909	1,939,676
Stockholder communications and
investor relations	23,697	7,435	23,036	7,435	781,180
	$ 2,116,821	$ 1,858,926	$ 2,166,689	$ 1,911,925	$ 11,967,530

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(Unaudited)

(Expressed in United States dollars)

7.           COMMON STOCK (cont'd …)

Stock-based compensation (cont'd …)

The following weighted-average assumptions were used for the Black-Scholes valuation of stock options granted:

	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Risk-free interest rate	3.53%	4.25%
Expected life of options (years)	5.00	5.00
Annualized volatility	85.26%	68.00%
Dividend rate	0.00%	0.00%

8.           RELATED PARTY TRANSACTIONS

The Company entered into the following transactions with related parties during the period ended June 30, 2008:

a)  Paid or accrued management fees of $40,306 (June 30, 2007 - $27,981) to directors and officers of the Company.

These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by the related parties.

9.           SEGMENT INFORMATION

The Company operates in one business segment being the exploration of mineral property interests.

Geographic information is as follows:

	June 30, 2008	December 31, 2007
Identifiable assets
Canada	$ 65,463,377	$ 71,456,338
Mongolia	598,464	575,513
USA	257,950	39,732
China	-	-
	$ 66,319,791	$ 72,071,583

ENTRÉE GOLD INC.

(An Exploration Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2008

(Unaudited)

(Expressed in United States dollars)

9.           SEGMENT INFORMATION (cont’d…)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Loss for the period
Canada	$ (1,878,554)	$ (2,385,870)	$ (2,827,890)	$ (3,004,414)
Mongolia	(1,177,320)	(2,172,347)	(1,532,697)	(2,651,046)
USA	(821,443)	(699,951)	(1,369,158)	(779,344)
China	(212,774)	-	(338,992)	-
	$ (4,090,091)	$ (5,258,168)	$ (6,068,737)	$ (6,434,804)

10.          FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, receivables, investments and accounts payable and accrued liabilities.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.  The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

The Company is exposed to currency risk by incurring certain expenditures in currencies other than the Canadian dollar.  The Company does not use derivative instruments to reduce this currency risk.

11.          SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

The significant non-cash transaction for the six months ended June 30, 2008 consisted of the issuance of 10,000 common shares in payment of mineral property interests in the amount of $20,066 (Note 7).

Cash and cash equivalents consisted of cash of $1,486,927 (December 31, 2007 - $9,240,513) and short-term investments of $60,418,041 (December 31, 2007 - $57,865,600).

12.         COMMITMENTS

The Company is committed to make lease payments for the rental of office space as follows:

2008	57,424
2009	87,717
2010	88,805
2011	37,002
Total	$ 270,948

13.         SUBSEQUENT EVENTS

Subsequent to June 30, 2008, the Company:

a) cancelled 20,000 stock options on July 10, 2008 that expired without exercise.

b) granted 125,000 stock options on July 17, 2008 exercisable at a price of C$2.02 per share for a five year term to two consultants and one employee.